SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:	June 02, 2003

Date of Earliest Event Reported:	May 27, 2003

WordLogic Corporation
(Exact Name of Registrant as Specified in its Charter)

(Former Name of Registrant)

Nevada
(State of Organization)

88-0422023
(I.R.S. Employer Identification No.)

Commission File Number 000-32865

650 West Georgia Street, Suite 2400
Vancouver, British Columbia
CANADA V6B 4N7
(Address of Principal Executive Offices)

Registrants Telephone Number (including area code): (604) 257-3660

(Former Name and Address of Registrant)

WordLogic Corporation (formerly The American West.com, Inc.)

Report on Form 8-K

Item 1. Changes in Control of Registrant

On March 11, 2003 WordLogic Corporation (formerly The American West.com, Inc.) (the "Company") entered into an Agreement and Plan of Merger (the "Agreement") with WordLogic Corporation (a Delaware Corporation) ("WLDE") to acquire all of the issued and outstanding common stock of WLDE, subject only to the completion of mutual due diligence examinations and the completion of the acquisition of WordLogic Corporation (a Delaware Corporation) ("WLDE") by WordLogic Corporation (formerly The American West.com, Inc.) The closing of the Agreement occurred on May 27, 2003. In connection with the Agreement, the Company will issue an aggregate of 19,016,658 shares of its common stock, par value $0.001 per share, to the shareholders of WLDE in exchange for the 19,016,658 shares of WLDE common stock owned by WLDE's shareholders. The current directors (subject to the requirements of Rule 14f-1 of the Exchange Act of 1934) and officers shall resign their positions as directors and officers of the Company. As a result, the Company will have experienced a change in control.

In anticipation of Closing of the Agreement, the Company has changed its name to "WordLogic Corporation (formerly The American West.com, Inc.)" and changed the OTCBB symbol under which our common stock trades on the Over-The-Counter Bulleting Board. Our common stock trades on the Over-The-Counter Bulletin Board under the OTCBB symbol "WLGC".

In connection with reorganization, at or prior to Closing (i) certain shareholders of the Company have agreed to have canceled an aggregate 57,000,000 shares of common stock, representing approximately 95.14% of our 59,907,006 shares of common stock currently outstanding, leaving 2,907,006 shares of common stock outstanding, and (ii) the Company will issue 19,016,658 newly issued, restricted shares of common stock in exchange for all of the issued and outstanding shares of WLDE.

Following the Closing of the transaction WLDE's Shareholders will own approximately 86.7% of the issued and outstanding shares of the Company.

Following the share exchange, WordLogic Corporation (formerly The American West.com, Inc.) will have

21,923,664 common shares issued and outstanding. The following shareholders of WLDE will beneficially own five percent or more of WordLogic Corporation (formerly The American West.com, Inc.)

		Number of	% of Total
Name	Class of Shares	Shares Held	Outstanding

Frank R. Evanshen, CEO	Common Stock	6,755,383	30.1
3710 Southridge Place
West Vancouver, BC
MCC Meridian Capital Corp.		783,671	3.6
(an entity controlled by Frank R. Evanshen)
2400 West Georgia Street, #650
Vancouver, BC V6B 4N7
Harold Gunn	Common Stock	6,054,836	27.6
1116 Ironwork Passage
Vancouver, BC
T. Allen Rose, CFO	Common Stock	38,000	Less than 0.1%
801-10 Laguna Ct.
New Westminister, BC

Number of shares beneficially owned by officers and directors as a group: 7,577,054 representing 34.6% of the issued and outstanding common shares.

Mr. John A. Schaffer has resigned as the President and will resign as a director of the Company (subject to the requirements of Rule 14f-1 of the Exchange Act of 1934). Executive officers and directors of WLDE have been appointed to fill vacancies created by the resignations. Frank R. Evanshen had been appointed as our Chief Executive Officer, President, and Director of the Company and T. Allen Rose has been appointed as the Chief Financial Officer, Secretary and will be appointed a director of the Company.

The Company knows of no other arrangement or events, the happening of which will result in a change in control.

WordLogic Corporation (formerly The American West.com, Inc.)

Report on Form 8-K

Item 2. Acquisition or Disposition of Assets.

Acquisition of WordLogic Corporation (a Delaware Corporation)

On March 11, 2003, WordLogic Corporation (formerly The American West.com, Inc.) (the "Company") entered into an Acquisition Agreement (the "Agreement") with WordLogic Corporation (a Delaware Corporation) ("WLDE") to acquire all of the issued and outstanding common stock of WLDE, discussed previously in item 1 of this current report.

WordLogic Corporation (formerly The American West.com, Inc.) will deliver to the WLDE Shareholders stock certificates in accordance with Agreement totaling 19,016,658 shares of WordLogic Corporation (formerly The American West.com, Inc.) Common Stock, in exchange for 100% of WLDE’s issued and outstanding common stock. WordLogic Corporation (a Delaware Corporation) and its management had no prior relationship with the registrant, any affiliates of the registrant, any director or officer of the registrant, or any associate of any such director or officer. WordLogic Corporation (formerly The American West.com, Inc.) sought potential opportunities to expand operations and initiated contact with WordLogic Corporation (a Delaware Corporation)

The Board considered, including but not limited to the following factors when determining the amount of consideration for this purchase: the historic losses of the company, lack of current net profits, historic difficulties in expanding the current business plan, limited liquidity of the company’s Common Stock and the current lack of available capital resources when making its valuation of the compensation related to the Agreement. The Board further considered the current level development of WordLogic Corporation (a Delaware Corporation)’s existing operations, their potential to expand operations, the experience of it’s manage team, and believes this agreement will be beneficial to the shareholders.

Item 7. Financial Statements and Exhibits

Financial Statements required by this item are currently unavailable and will be filed by amendment to this report no later than 60 days from the required filing date of this report.

Exhibit (2) – Agreement and Plan of Reorganization - Dated March 11, 2003 is attached and incorporated into this current report.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be singed on its behalf by the undersigned hereunto duly authorized.

WordLogic Corporation
(formerly The American West.com, Inc.)

By:	\s\ Frank R. Evanshen, President
Frank R. Evanshen, President

Date: June 02, 2003